UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 19, 2007

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 19, 2007, Blockbuster Inc. (“Blockbuster”) entered into a second amendment to the employment agreement (the “Second Amendment”) for Larry J. Zine, Blockbuster’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The Second Amendment provides that the term of Mr. Zine’s employment will end on December 31, 2007, unless Mr. Zine voluntarily resigns prior to such date or unless the board of directors or Chief Executive Officer terminates him with or without cause prior to such date. Under the terms of the Second Amendment, whether Mr. Zine stays through December 31, 2007, resigns or is terminated without cause prior to such date, he will be entitled to receive (i) a retention bonus in the amount of $200,000 to be paid no later than five business days following the date of the Second Amendment, (ii) his current salary through the date of termination of his employment, (iii) a 2007 bonus in accordance with Blockbuster’s Senior Bonus Plan (prorated if Mr. Zine’s employment is terminated prior to year-end), and (iv) the lump sum payment previously agreed upon in the first amendment to his employment agreement to be paid on the date of termination of his employment. Additionally, should Mr. Zine’s employment be terminated by the board of directors or Chief Executive Officer other than for cause prior to December 31, 2007, he will also be entitled to the immediate vesting of his restricted shares which are scheduled to vest on December 20, 2007.

Mr. Zine’s original employment agreement is filed as an exhibit to Blockbuster’s Form 10-K for the year ended December 31, 2000 and the first amendment thereto is filed as an exhibit to Blockbuster’s Form 8-K filed on February 23, 2006.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between Blockbuster Inc. and Larry J. Zine dated June 19, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: June 21, 2007	By:	/s/ John F. Antioco
John F. Antioco
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between Blockbuster Inc. and Larry J. Zine dated June 19, 2007